Exhibit 10.2

AMENDMENT TO THE

MEDIA GENERAL INC. ERISA EXCESS BENEFIT PLAN

(Excess Benefit Plan)

FIRST: The Introduction to the Excess Benefit Plan is amended, effective May 31, 2009, to add the following sentence as the penultimate sentence in the second paragraph of such Introduction:

No additional benefits shall be accrued under the Plan after May 31, 2009.

SECOND: Article I of the Excess Benefit Plan is amended, effective May 31, 2009, to add the following sentence at the end of Section 1.09 thereof:

Compensation earned after May 31, 2009, shall not be taken into account for purposes of calculating a Participant’s Unrestricted Benefit.

THIRD: Article I of the Excess Benefit Plan is further amended, effective May 31, 2009, to add the following sentence at the end of section 1.10 thereof:

Compensation earned after May 31, 2009, is not taken into account for purposes of calculating the unrestricted Spousal Benefit payable to a Participant’s spouse.